Exhibit 10.14

EXECUTION COPY

October 30, 2017

Mr. Scott D. Hoffman

Lazard Frères & Co. LLC

30 Rockefeller Plaza

New York, NY 10020

Re: Amendment to Retention Agreement to Reflect Chief Administrative Officer Position

Dear Mr. Hoffman:

In connection with your appointment as Chief Administrative Officer of Lazard Ltd (“Lazard”) and Lazard Group LLC (“Lazard Group”), effective July 26, 2017, Lazard, Lazard Group and you desire to amend the Amended and Restated Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of March 9, 2016, by and among Lazard, Lazard Group and you (the “Retention Agreement”) to reflect such new position.  Accordingly, Lazard, Lazard Group and you hereby agree that, effective as of the date hereof, clause (i) of Section 3(b) of the Retention Agreement shall be amended to read as follows:  “(i) serve as the General Counsel of Lazard and Lazard Group and as the Chief Administrative Officer of Lazard and Lazard Group, with such authority, duties and responsibilities as are consistent with the authority, duties and responsibilities exercised by the Executive on October 30, 2017,”.

Except as specifically set forth herein, this letter amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Retention Agreement, all of which shall continue in full force and effect.

[Remainder of the page intentionally left blank]

Very truly yours,

LAZARD LTD,

by	/s/ Kenneth M. Jacobs
Name:	Kenneth M. Jacobs
Title:	Chairman and Chief Executive Officer

LAZARD GROUP LLC,

by	/s/ Kenneth M. Jacobs
Name:	Kenneth M. Jacobs
Title:	Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Scott D. Hoffman
Scott D. Hoffman

Date: October 30, 2017